[logo] Lincoln
       -------
       Financial Group
       Lincoln Life
                                                                     [letterhead
                                             Lincoln National Life Insurance Co.
                                                               350 Church Street
                                                        Hartford, CT 06103-1106]



April 30, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Lincoln Corporate Variable Universal Life
     Lincoln Life Flexible Premium Variable Life Separate Account S
     ("Account")
     Pre-Effective Amendment Number 1, File No. 333-72875

Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Registration Statement on Form S-6 by The Lincoln National Life Insurance Company under the Securities Act of 1933. The Prospectus included in said Registration Statement describes flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction.

In my opinion, the illustrations of benefits under the Policies included in the section entitled "Illustrations of Death Benefit Total Account Values and Surrender Values" in the Prospectus, based on assumptions stated in the illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustration are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.


Very truly yours,

/s/ Ronald D. Franzluebbers

Ronald D. Franzluebbers, FSA, MAAA
Assistant Vice President & Actuary

RDF:ao